Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Healthcare Trust of America, Inc.

	Year Ended December 31, (1)
(Dollars in thousands)	2014	2013	2012	2011	2010
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$45,994	$24,684	$(24,368)	$5,593	$(7,919)
Fixed charges	59,124	53,865	46,745	42,245	36,308
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(623)	(423)	(56)	(52)	16

Earnings available for fixed charges	$104,495	$78,126	$22,321	$47,786	$28,405

Fixed charges
Interest expense	$53,898	$48,615	$41,599	$37,859	$32,906
Amortized premiums, discounts or capitalized expense related to indebtedness	3,591	3,801	3,727	3,177	2,589
Estimate of interest within rental expenses	1,635	1,449	1,419	1,209	813

Total fixed charges	$59,124	$53,865	$46,745	$42,245	$36,308

Ratio of earnings to fixed charges	1.77	1.45	(2)	1.13	(2)

(1)	We restated the information for the years ended December 31, 2013, 2012, 2011 and 2010 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for all periods presented.
(2)	The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012 and 2010. The total fixed charges for those years were $46.7 million and $36.3 million, respectively, and the total earnings were $22.3 million and $28.4 million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $24.4 million and $7.9 million, respectively.

Healthcare Trust of America Holdings, LP

	Year Ended December 31, (1)
(Dollars in thousands)	2014	2013	2012	2011	2010
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$45,994	$24,684	$(24,368)	$5,593	$(7,919)
Fixed charges	59,124	53,865	46,745	42,245	36,308
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(133)	(51)	(40)	(30)	25

Earnings available for fixed charges	$104,985	$78,498	$22,337	$47,808	$28,414

Fixed charges
Interest expense	$53,898	$48,615	$41,599	$37,859	$32,906
Amortized premiums, discounts or capitalized expense related to indebtedness	3,591	3,801	3,727	3,177	2,589
Estimate of interest within rental expenses	1,635	1,449	1,419	1,209	813

Total fixed charges	$59,124	$53,865	$46,745	$42,245	$36,308

Ratio of earnings to fixed charges	1.78	1.46	(2)	1.13	(2)

(1)	We restated the information for the years ended December 31, 2013, 2012, 2011 and 2010 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for all periods presented.
(2)	The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012 and 2010. The total fixed charges for those years were $46.7 million and $36.3 million, respectively, and the total earnings were $22.3 million and $28.4 million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $24.4 million and $7.9 million, respectively.